LEA Special Investigation Committee Report

Executive Summary

The Department of Labor ("DOL") complaints filed by Paul Feldman ("Feldman") and Martin Perry ("Perry") were investigated to determine whether these men were terminated as employees by LEA due to activity protected by Sarbanes-Oxley. Because the complaint filed by Perry was virtually identical to that filed by Feldman, they have been combined for this report.

The investigation of this matter consisted of review of the complaints, examination of relevant documents and public records, and interviews with witnesses. The North Carolina attorney for Perry and Feldman was contacted about cooperating with the investigation, but no response was received.

Facts

Feldman and Perry were both employees and members of a five person Board of Directors of LEA. Feldman was President of LEA and Perry was Director of Sales. Perry was hired by Feldman and was perceived to be very close to Feldman. Beginning in 2006, LEA Board members had concerns about Feldman's handling of certain management issues, and there were discussions of firing him, but no action was taken.

In the summer of 2007, Feldman learned that John Carrington intended to sell a controlling interest in both a related company of LEA and LEA itself to an outside investor. Feldman apparently believed that this was in contravention of promises Carrington had made to him. According to those who worked with him, Feldman was very bitter about the situation, and talked frequently about his anger toward Carrington and the three outside Board members (General Lindsay, Senator Rand, and Mr. Jordan), whom he perceived as being close to Carrington. Feldman's relationship with the outside Board members became contentious. A Florida attorney who worked with LEA at the time noted in November 2007 that prior to Feldman learning of Carrington's sale "things ran smoothly and ... none of the conflicts amongst the Board members which are now arising ever popped up."

In November 2007, Feldman sought to move the LEA facility to Raleigh from Youngsville, where it shared space with its related company, which was controlled by John Carrington. The Board declined to approve the move at its November 2007 meeting. On December 20, 2007, Feldman nevertheless signed a lease on space at a Raleigh facility without Board approval.

At the December 27, 2007 LEA Board meeting, Feldman did not mention the new lease. He or his attorney did mention that they were looking into a potentially reportable issue. Feldman declined to specify what the issue was, and his attorney indicated that more research needed to be done to assess whether there was an issue to report. The Board Chair directed Feldman to report to the proper authorities any wrongdoing of which he (Feldman) was aware. Feldman and Perry agree that the Chair indicated a report should be made to the appropriate outside authorities, but they state that the Chair did not tell Feldman to report the issue to the Board of Directors.

Thereafter, Feldman, Perry and one or more others made a report to the Department of Commerce ("DOC") on behalf of LEA about purported illegal activity by John Carrington. Feldman and Perry contended that a company co-owned by John Carrington had illegally exported products sold to the company by LEA. No allegations were made about any intentional or criminal wrongdoing by LEA. Feldman and Perry described this activity as self-reporting by LEA, and it does not appear that LEA was ever under investigation.

A raid was conducted on two of Carrington's businesses on January 30, 2008. In late February, 2008, LEA Board members learned that Feldman, Perry and one or more others had reported the Carrington matter. There was disagreement at the March 2008 Board meeting between the outside Board members and Feldman and Perry over Feldman's and Perry's refusal to provide information about the issue. No further issues arose amongst the Board members regarding the DOC report.

The Board also learned in March 2008 that Feldman had signed a lease on a new facility in Raleigh. The Board was apparently told in March 2008 that the lease was signed in February 2008, but Feldman signed one lease in December 2007 and a second lease on adjoining offices in February 2008. This issue continued to be the source of considerable ill will between the outside Board members and Feldman.

In July and August 2009, Feldman indicated to the outside Board members that a shareholder who was threatening to sue LEA was demanding the resignation of the outside Directors as part of a settlement demand. Feldman indicated that the shareholder believed the outside Directors were detrimental to the company. The outside Directors concluded that Feldman was the source of the shareholder's ill feelings toward them. They were upset at his conduct.

On August 21, 2009, a special Board meeting was noticed for August 27, 2009. On August 26, 2009, Rand met with Perry and asked him to stay on at LEA even if Feldman were let go at the meeting scheduled for the next day. Perry was wearing a wire that he and Feldman had equipped him with. Feldman and Perry allege that Rand made statements regarding insider trading and stock manipulation at First Citizens bank. Rand denies that he made such statements or that he engaged in such conduct. Rand has never sold the stock in First Citizens that is alleged to have been the subject of insider trading. Feldman and Perry have not supplied a copy of the recording of this conversation to the Department of Labor.

Feldman was discharged on August 27, 2009. Perry did not return to LEA after August 27, 2009. Feldman and Perry had taken all of their email files with them on August 26 and August 27, 2009, respectively.

LEA's Interim President and LEA's legal counsel made efforts to contact to Perry during his absence, directly and through his attorney, but they were unsuccessful. Perry's wife called LEA's CFO twice (in late August and early September 2009) and informed him that Perry was undergoing some medical treatments. Perry himself failed to respond to emails, voicemails, or letters. On September 23, 2009, LEA wrote to Perry and indicated that he was deemed to have abandoned his job.

Feldman and Perry allege that a list of shareholders from 2004 suggests insider trading by Rand, Carrington or some other LEA insiders. Feldman's complaint does not state that he made an allegation of insider trading to the Board or to any outside authority prior to his termination, and the outside Board members assert that they were unaware of this allegation until the complaints in this matter were filed. The shareholder list had been ordered and reviewed by Feldman in 2004, and it was stored in his filing cabinet. He more recently reviewed the list in July or August of 2009. The shareholder list contains no information about the dates of any transactions. The data it contains is the identity of 882 shareholders and the number of shares held on the date the list was printed. Although Feldman and Perry allege that there were 50 or "dozens" of politicians on the list, review of the document indicates that were 8-10 politicians (depending on the definition of politician) listed as shareholders. Two of these were Carrington and Rand. As has been reported in the media, one of the shareholders was the Governor, who bought her shares in 2002 and has not sold them.

Conclusions

Feldman was fired 18 months after he and others reported activities by John Carrington to the DOC. He was directed by the LEA Board to report any wrongdoing and he was joined in reporting by at least one employee who was not terminated. Feldman's termination could not have resulted from his allegations of insider trading and stock manipulation, since he did not make those allegations to the LEA Board or any outside authorities prior to his termination.

The decision to terminate Feldman came in the context of overall poor performance, insubordination and conflict with the Board, beginning before any protected activity. Feldman's termination resulted from insubordinate conduct, such as moving the LEA facility form Youngsville to Raleigh in violation of the Board's specific directive, and from his attempt to use the threat of litigation by a shareholder to coerce the outside Board members to resign.

Perry was not fired, but effectively resigned by failing to return to work or communicate with LEA for a month. His conduct -- secretly recording a conversation with the Board Chair and taking his files with him when he left - is inconsistent with an intent to return.

The allegations of insider trading and stock manipulation lack credibility. The information on the shareholder list does not suggest insider trading, and contradicts Feldman's characterization of the information as containing the names of 50 or dozens of politicians who bought shares in 2004-2005. Feldman had previously reviewed the list in 2004 and did not draw any inference of insider trading. No allegation was made to the LEA Board or any outside authorities until after Feldman's termination.

The remaining allegations - failure to provide Feldman with requested documents and failure to make changes to SEC filings as requested by Feldman and Perry - relate to disputes arising after Feldman and Perry were no longer employed. Therefore, those disputes cannot be the bases for any retaliatory firing.

Introduction

A Special Investigation Committee ("Committee") was constituted by the Board of Directors of Law Enforcement Associates Corporation ("LEA") for the purpose of investigating complaints made to the Department of Labor by Paul Feldman ("Feldman") and Martin Perry ("Perry"). (*FN 1)

The Committee consists of Lyndo Tippett, Chair, and Alan Terry. Both Tippett and Terry were elected to the Board of Directors after the period covered by the complaints, and were therefore uninvolved in events pertaining to these matters. The Committee retained the undersigned outside legal counsel to assist with the investigation and report.

Following is the report to the Committee (*FN 2), including the factual background related to the issues raised in the complaints, followed by findings and conclusions with respect to the allegations made in the complaints (*FN 3).

Factual Background (*FN 4)

Relationship Between Feldman/Perry and the Remainder of the Board

Prior to May 2005, John Carrington ("Carrington") was Chair of LEA's Board. Between 2005 and November 1, 2007, the Board had no Chair. Tony Rand joined the LEA Board in 2003, and became Chair on November 1, 2007. General James Lindsay and Joseph Jordan joined the LEA Board prior to May 2005. The remaining members of the Board were Feldman and Perry.

General Lindsay had raised issues about Feldman's handling of LEA Board meetings and other matters for several years prior to Feldman's ultimate termination. Feldman had failed to provide meeting agendas and minutes, and was very inefficient in the manner in which he conducted the meetings.

Feldman learned in the summer of 2007 that Carrington was planning to sell a controlling interest in Sirchie and LEA to Raymond James. He had been under the impression that LEA would not be part of any sale of Sirchie by Carrington. Feldman became visibly upset, and shortly thereafter suffered a mini-stroke. A long-time coworker noted that he seemed physically changed.

Despite having had a close relationship with the Carrington family his whole life (his father worked for Carrington), Feldman never spoke to John or Scott Carrington again after he learned about the sale to Raymond James in July or August of 2007. Scott Carrington had known Feldman since he (Scott Carrington) was eleven years old. Although LEA shared a building with Sirchie, where Scott Carrington worked, Feldman would go out of his way to avoid contact with Scott Carrington. Feldman also cut off communication with other employees at Sirchie whom he had known for years.

According to those who worked with him, Feldman was very bitter about the situation, and talked frequently about his anger toward Carrington and the three outside Directors of LEA, whom he perceived as being close to Carrington. One of LEA's former attorneys, Eric Littman, noted on November 30, 2007:

I find it interesting that prior to the announcement that Mr. Carrington was selling Sirchie and his shares in the Company, that things ran smoothly and that none of the conflicts amongst the Board members which are now arising ever popped up. Again, that is just an outside observation on my part. But it does seem evidence the Company cannot operate efficiently if the conflict between the Board and Paul continues.

After Feldman learned of the impending Raymond James transaction, he sought to negotiate an employment contract in anticipation of a change in control. However, Feldman's terms were never accepted to by the Board, particularly Feldman's request for several years of severance pay. After discussing proposed agreements for Feldman and Perry at Board meetings in September and November, 2007, the Board tabled further discussion of the agreements at its December 27, 2007 meeting.

Although his complaint states that he was an LEA employee for nine years, Perry was actually an outside sales representative for LEA until he became Director of Sales in about 2006. Perry was very close to Feldman, and the two generally voted together on Board matters.

Moving the LEA Facility

Also after learning about the Raymond James sale, Feldman sought to move the LEA facility out of the building LEA rented from (and shared with) Sirchie. Feldman asserted a number of reasons for his desire to move. The Board considered the issue, but at its November 1, 2007 Board meeting, voted not to authorize the move.

Although the Board directed him not to do so, Feldman signed one lease for a new location on December 20, 2007, and a lease on an adjoining space on February 13, 2008. Feldman moved LEA in March 2008 against the wishes of the Board. The Board learned of the move after the fact, creating a great deal of ill will between Feldman and the Board.

The December 27, 2007 Board Meeting

At the December 2007 Board meeting, the subject of a potentially reportable issue was raised. The minutes written by Finkelstein state that Rand directed Feldman that if there was any reportable issue, the Board needed to know about it immediately and it needed to be reported to the proper authorities immediately. Feldman's position is that Rand directed him to report anything that needed reporting to the proper authorities; Feldman states that he was not directed to report the information to the Board. The minutes also indicate that Feldman's lawyer (James Jorgenson) stated that further research was needed to see if any reporting needed to be done. There is no reference in the minutes to Carrington or SAFE Source or the nature of the potentially reportable issue. The Board meeting minutes, with proposed red-lined changes, are attached as Exhibit A.

The minutes of the December 27, 2007 Board meeting do not reflect any discussion of the move or lease that Feldman had signed on December 20, 2007.

Carrington, SAFE Source, and the Export Denial List

SAFE Source, Inc. was established, according to records of the North Carolina Secretary of State, in 1999. Until early 2008, LEA operated from the same building in Youngsville as Sirchie, which was LEA's majority shareholder. Carrington worked out of the Sirchie section of the building, but the facility was such that Sirchie operations, including Carrington's office, were visible from LEA. Carlos Sanchez, the President of SAFE Source, was frequently in Carrington's office, which was visible to those who worked at LEA.

Sanchez had worked for Sirchie for some years until the time that he and Carrington formed SAFE Source. It does not appear to have been a secret that Carrington was involved with SAFE Source (*FN 5). According to business records, LEA did in fact sell equipment to SAFE Source in 2005 and 2006, but not in 2007 as alleged in the complaints. Sales records are attached as Exhibit B. The complaints state that "[i]n 2007, Carrington steered Carlos Sanchez to LEA, telling LEA that Sanchez and his company, Safesource, might be able to penetrate the Latin American market for LEA." However, by 2007, all sales to SAFE Source had been completed, and LEA staff did not meet Sanchez for the first time in 2007.

Carrington was placed on the Export Denial List for five years beginning September 2005. The complaints allege that it was illegal for SAFE Source to engage in exporting because of Carrington's ownership interest (*FN 6). Whether that is the case is beyond the scope of this report. The Order (Exhibit C) placing Carrington on the Export Denial List does not indicate whether it would be impermissible for Carrington to own an interest in a company involved in exporting.

The Raid of SAFE Source and Sirchie

According to news accounts, the offices of SAFE Source and Sirchie were raided on January 30, 2008. According to the complaints, Feldman, Perry and Jorgenson (*FN 7) met with the Department of Commerce the week before.

On the day of the raid, officers informed LEA staff that the raid was of Sirchie (located in the same building) but not LEA. Feldman told the LEA CFO that the raid was the result of a self-report by LEA to the Department of Commerce. The complaints indicate that LEA's involvement with the sales was unwitting. According to the complaints, the report and raid led to a criminal investigation of Carrington, Sirchie, Sanchez and Raymond James, but not of LEA; this has not been independently confirmed.

Notice to the Board

On February 27, 2008, attorney James Jorgenson sent LEA lawyer Mark Finkelstein a copy of letter that Jorgenson had sent to Raymond James' attorney. The letter makes reference to the raid on Sirchie, and reveals that the raid resulted from Jorgenson, Feldman, Perry and Mark White making a report to the Department of Commerce. Members of the Board were copied on this letter. The letter, attached as Exhibit D, is the first information that the outside Board members had received about the nature of the reportable issue that Feldman and Jorgenson had alluded to in December 2007, or the fact that the raid on Sirchie had been related (*FN 8).

Upon receiving the letter, the Board Chair called a Special Meeting for March 1, 2008. At the request of Feldman and Perry, the meeting was postponed to March 13, 2008. At the meeting, Feldman and Perry were asked for information about the facts that were reported to the Department of Commerce, so that the Board could determine whether there were any issues that needed to be addressed. Feldman and Perry declined to give details, except to state that the issue related to three sales made to SAFE Source which may have been improper because of Carrington's ownership interest in SAFE Source.

Post-March 2008

There was no pertinent activity after March 2008 regarding the Department of Commerce reporting.

The NOBO List

At some point in July or August 2009, CFO Paul Briggs showed Feldman a Non-Objecting Beneficial Owner ("NOBO") list from 2004 that had been in Feldman's files. This list contains the names of approximately 8-10 North Carolina politicians (depending on how one defines politician). The list does not indicate the dates of purchases, sales or share prices (*FN 9).

Feldman and Perry allege that they and Paul Briggs believed the list was evidence of insider trading. Briggs denies that he agreed with the idea that the list indicated insider trading. Feldman did not say what he was going to do with the list, and he never mentioned it to Briggs again. Briggs did not mention the list to anyone at LEA, or to anyone on the Board. None of the outside Board members were aware of any allegation of insider trading until Feldman filed his complaint with the Department of Labor.

During 2004 and 2005, Feldman regularly ordered NOBO lists from Computer Share. The list referenced in the complaints is one that he ordered and that was stored in and retrieved from Feldman's filing cabinet. Feldman would review the lists as soon as they arrived, and he demonstrated strong interest in the roster of shareholders and in transactions in LEA stock.

August 26, 2009 Meeting Between Rand and Perry

The complaints state that Perry was told by Rand that he (Rand) had engaged in insider trading and stock manipulation at First Citizens of South Carolina, and that Rand invited Perry to participate in an insider trading / stock manipulation scheme at LEA.

Rand denies the allegations. He bought First Citizens of South Carolina stock but has never sold it. He discussed with Perry the idea of LEA reducing the number of shareholders in order to rein in the costs associated with compliance issues; a similar effort had proven successful at First Citizens of South Carolina.

At the time of the meeting between Perry and Rand, Perry was wearing a wire. The Department of Labor investigator assigned to this matter indicates that no recording of the conversation between Perry and Rand was provided by the complainants to the Department of Labor.

Feldman's Termination

On July 28, 2009, Feldman wrote to the Board regarding a meeting that he and LEA's SEC counsel had attended with Joe Wortley in Florida. Feldman indicated that he made a proposal to settle a legal matter with Wortley, but it was rejected. He further indicated that what Wortley wanted was for the three outside Board members (Rand, Jordan and Lindsay) to resign. He concluded "we need to move quickly and before we are all named as defendants in a law suit-something which I am sure none of us need."

The next day, Feldman again wrote to the Board, noting that no one but Perry had responded to his letter from the previous day. He concluded: "If your choice is to do nothing and wait for Mr. Wortley's action, so be it. One thing I can assure each of you, he will sue the company and the Board of Directors."

The Board met on August 10, 2009. Per the Board minutes, Feldman reported that the Wortleys had a very negative view of the outside Directors, and wanted them to resign to resolve their dispute. General Lindsay pointed out to Feldman that the only way the Wortleys could have any impression of the board was through Feldman; Feldman did not deny this (*FN 10).

Rand, Lindsay and Jordan all identify the Wortley matter as making it clear that Feldman would need to be let go. There was very little need for discussion, as the outside Directors were upset at Feldman's threat and handling of the Wortley matter.

On August 21, a Board meeting notice was issued for August 27, 2009. Feldman and Perry sought to postpone the meeting, but Rand declined to postpone it. On August 26, 2009, Rand set up a lunch meeting with Perry. He had discussed with Lindsay whether it would be wise to keep Perry on at LEA if Feldman were terminated, and Lindsay believed it would. When Feldman learned that Rand had set up a lunch with Perry, he asked Mark White to help him wire Perry for the meeting. Feldman and Perry ultimately wired Perry themselves. White confirmed that the wire was not visible.

At their lunch, Rand told Perry that he expected that the Board would vote to fire Feldman the next day, and he indicated that he hoped Perry would stay on. Among other things, they discussed Rand's experience regarding First Citizens of South Carolina, where the company saved money and simplified their compliance issues by reducing the number of shareholders; he indicated that LEA might be able to do the same thing. Rand asked Perry whether he would stay on, and Perry indicated that he would talk to his wife before deciding. Rand asked Perry not to tell Feldman about the termination.

When Perry returned to the LEA office, he and Feldman left for a period of time. When they returned, Feldman told Mark White to download his (Feldman's) and Perry's email files onto USB drives. White provided Feldman his USB drive that day, and he had Perry's ready for him the next morning.

Rand talked with Perry by phone on August 27, 2009, prior to the Board meeting. Jordan and Lindsay were also present in Rand's office, and used the speakerphone to participate. Perry indicated that he wanted to stay on. Lindsay indicated that he was glad Perry would be staying on.

The Board voted to terminate Feldman on August 27, 2009. Neither Feldman nor Perry was present, apparently due to medical issues.

September 23, 2009: Perry's Separation from Employment

Perry's wife called Paul Briggs (*FN 11) on two occasions, on about August 31, 2009 and approximately a week later, to indicate that Perry was having tests done or pursuing treatment. Substantial efforts were made by Finkelstein and Interim President Alan Terry to get in contact with Perry or his lawyer during Perry's absence; they were unsuccessful. No medical or other documentation was offered as to the reason for Perry's absence after August 27, 2009 until he was sent a letter on September 23, 2009 indicating that his failure to communicate was deemed a resignation (*FN 12).

Feldman's Post-Termination Communications

On about August 29, 2009, Jorgenson and Finkelstein communicated about possible severance for Feldman. According to Jorgenson, Feldman wanted five years severance in order to keep quiet about some undisclosed information he claimed to have about one or more members of the Board.

Feldman has sent requests to Briggs for various financial documents related to LEA since his termination. A meeting was set up for Feldman and his attorney to meet with the LEA attorney to discuss Feldman's obligations as a fiduciary of LEA, including with regard to the documents requested by Feldman. Terry and Briggs gathered the requested materials, and prepared to provide those materials to Feldman after the scheduled meeting. Feldman cancelled that meeting.

Specific Allegations of the Complaints

Allegation: LEA Failed to Report an Illegal Business Relationship and

Related Ongoing Government Investigations

The complaints state that it was improper for LEA to fail to report to the SEC and shareholders "its unwitting and possibly illegal association with Carrington" through SAFE Source.

Findings: LEA sold equipment to SAFE Source in 2005 and 2006. At that time, there were no apparent concerns about LEA transacting business with SAFE Source, and there would have been no basis for disclosing the relationship with SAFE Source or investigating whether it posed any questions of illegality. As noted above, the question of whether Carrington's or SAFE Source's conduct was illegal is beyond the scope of this report. Feldman and Perry reported the relationship between Carrington and SAFE Source to the Department of Commerce in 2008.

Conclusions: For each of the years from 2005-2008, Feldman was President of LEA and would have been responsible for ensuring compliance. The complaints indicate LEA's sale was unwitting, indicating that there would not have been any knowledge of any reportable issue. It would have been Feldman's responsibility to report any issues to the SEC or shareholders. This allegation does not appear to be supported.

Allegation: LEA Falsified Board Meeting Minutes

The complaints allege the December 2007 Board meeting minutes were falsified.

Feldman and Perry contend that they told the Board at the December 2007 meeting that there was an export violation issue with regard to Carrington's ownership of SAFE source. The raid on Sirchie and SAFE Source occurred on January 30, 2008, and a leak based on information from the December meeting would have preceded the raid; there were no Board meetings between December 27, 2007 and January 30, 2008.

Findings: The relevant portion of the minutes from the December 27, 2007 Board meeting state:

After the tabling of the proposed written employment agreement, Chairman Rand raised the issue of reportable issues which Mr. Feldman's lawyer had raised earlier. Chairman Rand was explicit and direct in instructing Mr. Feldman that if there was anything that needed to be reported, the board needed to know about it immediately and the information needed to be reported to the proper authorities immediately. Mr. Feldman's counsel indicated that additional research needed to be made to determine if anything needed to be reported and that they did not have anything to report at the moment.

The only proposed changes to the minutes of the December 2007 Board meeting came from Eric Littman (*FN 13) in March 2008. Littman disagreed with the notation in the minutes that the Chair had directed Feldman to report any potentially reportable issues to the Board of Directors and any proper authorities. Littman agreed that the Chair had directed Feldman to report any potentially reportable issues to regulatory authorities, but disagreed that the Chair directed Feldman to report such issues to the Board.

There are no proposed corrections to the December 2007 Board meeting minutes with respect to any reference to Carrington or SAFE Source. Although the complaints now allege that the omission of Carrington was incorrect and fraudulent, the only objection raised at the time was the dispute over whether Rand had directed Feldman to report any issues only to the proper authorities, or whether he also instructed Feldman to report any such issues to the Board.

Given the recollection of the Board members who were there, and the content of the minutes, there is no support for the assertion that Feldman and Perry specified that any reportable issue was related to Carrington.

Conclusions:

There may have been different recollections about the nuances of the directive to Feldman that he report any issues, but it is clear that the Chair directed that a report be made to appropriate authorities. No support has been found for the allegation that "Finkelstein misrepresented the crucial December 2007 meeting by claiming that Feldman had not specifically informed the Board that there was a possible export violation concerning Carrington and Safesource, and that Feldman had not told the Board that it needed to be reported to the proper government agencies immediately."

Allegation: Insider Trading and Stock Manipulation

The complaints allege that a list of shareholders from 2004-2005 indicate that there was insider trading by Board members of LEA. Further, the complaints allege that the Board Chair told Perry that he had engaged in stock manipulation and intended to do so again.

Findings: The NOBO list in question contains no indication of any trading data, and is merely a list of shareholders on the date of the printing of the list and the amount of stock held. Feldman was very familiar with the contents of the NOBO lists, like this one, in his files; this was not new information to Feldman. He made no report of his claim of insider trading before his termination.

The allegation that Rand made statements about stock manipulation is contradicted by both Rand's denial, and the fact that Rand never sold the First Citizens stock that he allegedly manipulated the value of. The failure of Perry to provide the Department of Labor with a copy of the recording he made of this conversation suggests that the recording contradicts the allegations of the complaints.

Conclusions: The evidence does not support the conclusion that Feldman had even a subjective belief that the NOBO list was proof of insider trading, since he had never developed such a belief when he reviewed the same documents years earlier. The evidence indicates that the Board was unaware of the allegation of insider trading, and that Feldman did not indicate an intention to report insider trading.

The evidence does not support the conclusion that Rand engaged in or invited Perry to engage in stock manipulation.

Allegation: LEA Refused to Provide a Director

with Copies of Financial Statements

The complaints contend that LEA has refused to provide Feldman with certain documents to which he claims entitlement as a Director of LEA.

Findings: Feldman has requested certain documents from LEA. Although the requested documents have been assembled, LEA has not delivered records to Feldman. Feldman has declined to meet with LEA's counsel to discuss his fiduciary responsibility to LEA with regard to the requested documents, and to establish that he sought the documents for a proper purpose.

Conclusions: The evidence indicates that the documents and check book registers requested by Feldman have been assembled and would have already been provided to him had he acknowledged and cooperated with efforts to ensure that he is meeting his fiduciary obligations with regard to matters related to the requested documents, and that the documents were sought for a proper purpose. The allegation does not rise to the level of violation of SEC rules or regulation, but merely describes a dispute between a Director/shareholder and the company regarding the proper context for disclosure of internal company financial records. Notably, the allegation relates to issues arising after Feldman's termination, and therefore are not properly a part of a claim of retaliatory termination.

Allegation: LEA Engaged in Mail and Wire Fraud

The complaints allege that Finkelstein billed LEA for work performed on behalf of Rand, and that LEA paid those bills after Feldman and Perry left.

Findings: Finkelstein was not Rand's personal attorney as alleged (*FN 14). Finkelstein has invoiced LEA for work done for LEA.

Conclusions: The allegation in question is not factually substantiated. Moreover, the allegation relates to issues arising after Feldman's termination and Perry's effective resignation, and therefore is not properly a part of a claim of retaliatory termination.

Allegation: LEA Made Misstatements, Misrepresentations,

and Omissions in SEC Filings

The complaints allege that LEA's SEC filings wrongly state that Perry resigned. The complaints further allege that LEA has failed to change certain disclosures made in SEC filings after Feldman and Perry objected to the content of those filings.

Findings: Feldman and Perry objected to the content of certain SEC filings after both were no longer employed with LEA. LEA had intended to, and then did, make one of the changes requested. LEA considered but rejected the remaining proposed changes. For example:

Perry Resignation. Perry and Feldman contend that a Form 8-K improperly stated that Perry had resigned. As noted above, Perry was not discharged by LEA, but failed to respond to communications from LEA for a month. Although his wife called Paul Briggs in late August and early September, Perry never responded to LEA's Interim President, Alan Terry, when he tried to contact Perry. Perry was notified that his failure to communicate would be treated as a voluntary resignation. He did not communicate with LEA until, after receiving notice that he was deemed to have abandoned his position, his lawyer wrote to LEA. The Form 8-K states that Perry voluntarily quit, and appears to be accurate under the circumstances described above.

Smith and Wesson litigation. Perry and Feldman contend that the entry in an LEA Form 10-Q should have indicated that the Smith and Wesson matter was settled. However, Smith and Wesson filed suit in October 2009. Preliminary settlement has been reached and was disclosed in the Form 10-Q.

Rejected Wortley Settlement Offer. Perry and Feldman apparently contend that LEA should have disclosed in the Form 10-Q that the Wortleys demanded Board resignations as a condition of settlement. As noted above, the Wortleys have not pursued a demand that outside Directors resign.

Reporting of Perry and Feldman Complaints. Perry and Feldman contend that LEA failed to report that Perry and Feldman had filed complaints against LEA. LEA has reported all material complaints actually received.

Conclusions: The allegation regarding Feldman's and Perry's suggested changes does not rise to the level of violation of SEC rules or regulation, but merely describes a dispute between Directors/shareholders and the company. Moreover, these allegations relate to issues arising after Feldman and Perry were no longer employed, and therefore are not properly a part of a claim of retaliatory termination.

Whether LEA Violated Employee Protection Provisions

Of the Sarbanes-Oxley Act

The complaints letters from Feldman and Perry to the Department of Labor do not make an allegation that they were fired in retaliation for making "whistleblower" complaints. However, the "Complaint for Relief" subsequently filed by Feldman's Washington, D.C. attorneys makes the specific allegation that Feldman was fired "because he disclosed information to federal authorities, and participated in an investigation by federal authorities, about conduct by LEA that he reasonably believed violated, inter alia, rules of the Securities and Exchange Commission (SEC), federal laws, rules and regulations relating to securities fraud and fraud against shareholders, and various other federal laws."

In short, Feldman contends that he was fired for making the report to the Department of Commerce regarding Carrington / SAFE Source, and/or because he alleged insider trading.

Findings: The Board members who voted to fire Feldman identified Feldman's insubordination, violations of company policy, and the Board's loss of confidence in Feldman, all in the context of a history of poor performance. They cite the fact that Feldman had moved LEA's facilities against the Board's specific directions, and attempted to coerce the outside Board members to resign by engineering a demand by Wortley for their resignations.

Feldman was fired by LEA 18 months after the LEA Board learned of the allegations Feldman, Perry and perhaps White made to the Department of Commerce about Carrington and SAFE Source. Perry participated in the same conduct regarding the Department of Commerce reporting as Feldman. Perry was asked to stay on by the Board on the same day that Feldman was discharged. White is still employed by LEA.

Feldman and the Board were in agreement that LEA had not knowingly done anything wrong. At no time did Board members attempt to persuade the employees not to report the Carrington/SAFE Source issue. All parties agree that the Chair specifically directed Feldman to report any potentially reportable issues to the proper authorities. LEA was never the subject of the Department of Commerce investigation, and the report did not have an adverse effect on LEA.

Feldman discussed the NOBO list with Briggs in July or August 2009. Feldman did not mention anything about it to the Board, and neither did Briggs; the outside Board members were unaware of the allegation of insider trading until Feldman sent his complaint to the Department of Labor. Feldman did not tell Briggs what he was going to do with the list.

The allegation that there are 50 or dozens of North Carolina politicians on the list is false. Likewise, the allegation that these individuals purchased their shares in 2004-2005 is false.

Conclusions: The Board was motivated to discharge Feldman by his conduct in contravening the Board's authority, particularly regarding the move and his handling of the Wortley matter. The already contentious relationship, which predated any alleged protected activity, was permanently damaged by Feldman's efforts to coerce the outside Board members to resign.

Summary

The claims made by Feldman and Perry are unsubstantiated. Neither man was discharged by LEA for improper reasons, and the evidence does not support the allegations of violations of SEC rules and regulations.

These findings and conclusions will be incorporated into responses to be filed with the U.S. Department of Labor regarding the complaints of Paul Feldman and Martin Perry.

Respectfully submitted to the members of the Special Investigation Committee,

/s/ Lisa Grafstein

Lisa Grafstein

Law Office of Lisa Grafstein, P.L.L.C.

FOOTNOTES:

(FN 1) Counsel for Feldman and Perry has not responded to requests for interviews with Feldman and Perry in connection with the investigation and report.

(FN 2) This report and the forthcoming responses to the Feldman and Perry Department of Labor complaints constitute authorized disclosures of findings and conclusions made in the course of carrying out the undersigned's representation of the Committee. The disclosure of this report, or the subsequent responses to the Department of Labor, by the Committee shall likewise constitute authorized disclosures made in the course of representation and shall not in any way be deemed a waiver of any aspect of the attorney-client privilege or work product doctrine.

(FN 3) This report relates solely to the Feldman and Perry Department of Labor / OSHA complaints. It does not relate to Mr. Feldman's Americans with Disabilities Act charge filed with the Equal Employment Opportunity Commission, nor any other complaint or charge. In addition to Feldman's letter complaint, his attorneys submitted a "Complaint for Relief" to the Department of Labor, which is treated as part of Feldman's complaint for purposes of this report.

(FN 4) The facts herein have been derived from documents, public sources, and witness interviews. The Department of Labor response incorporating these facts will be accompanied by appropriate affidavits and supporting documents.

(FN 5) Feldman's contention that he learned of Carrington's involvement in December 2007 from Scott Carrington cannot be correct; Feldman had not spoken to Scott Carrington since the summer of 2007.

(FN 6) Although the complaints refer to Carrington's "illegal and undisclosed ownership of Safesource," Feldman states that he learned the information about Carrington's ownership interest from public sources on the internet.

(FN 7) Jorgenson indicated in February 2008 that Mark White also attended the January 2008 meeting with the Department of Commerce. White is currently Senior Vice President of Technical Operations at LEA.

(FN 8) The complaints imply that Rand and Finkelstein leaked information about the allegations to Carrington on December 27, 2007, and that a meeting the following day (December 28, 2007) between Carrington and his attorney was related to the alleged disclosure. However, no information was disclosed at the December 27, 2007 Board meeting which could have served to inform the Board about the nature of the alleged misconduct.

(FN 9) The Complaint for Relief incorrectly states: "All of the dozens of North Carolina state politicians on the NOBO list had purchased large amounts of LEA stock in 2004 and 2005." (Complaint, Paragraph No. 13.) It appears that most of these purchases were made in 2002-2003. In 2002, in the aftermath of the September 11, 2001 attacks, there was an increase in interest in LEA due to the company's sale and distribution of law enforcement and surveillance equipment.

(FN 10) Wortley met with members of the LEA Board after Feldman's termination, and confirmed that Feldman was the source of his view of the Board. Wortley indicated that his demand that the outside Board members resign resulted from Feldman's representations that the outside Board members were detrimental to the company. Subsequent settlement conversations with Wortley brought no request for Board member resignations.

(FN 11) Briggs had called Perry on August 28, 2009 to check on him. Perry told Briggs he couldn't talk because he was in the process of checking out of the hospital.

(FN 12) Perry's lawyer responded to the September 23, 2009 letter and indicated that Perry would be out until October 5, 2009 and reevaluated then. However, no further communication was received on or after October 5, 2009.

(FN 13) Littman, a Florida attorney, participated in the Board meetings via telephone.

(FN 14) The two had never worked together and do not believe they ever met before Finkelstein began working as outside counsel for LEA in November 2007.